Exhibit 99.1

Drew Houston Joins Facebook Board of Directors

MENLO PARK, Calif., February 3, 2020: Facebook (Nasdaq: FB) today announced that Drew Houston, co-founder and CEO of Dropbox, has been appointed to the company's board of directors, effective immediately.

Mark Zuckerberg, founder and CEO of Facebook, said: "Drew brings valuable perspective to our board as a leader of a technology company with services used by millions of people and businesses. He thinks deeply about where technology is going and how to build a culture that delivers services that always work well."

"It's been inspiring to watch Facebook grow into a platform that reaches billions of people around the world. I'm looking forward to working with Mark and the rest of the Board on the many opportunities and challenges ahead," said Houston.

Houston is the co-founder and CEO of Dropbox. Since founding the company in 2007 with Arash Ferdowsi, Houston has led the company's growth from a simple idea to a service used by over 600 million people around the world. He received his bachelor's degree in Electrical Engineering and Computer Science from MIT in 2006. After graduating, he turned his frustration with carrying USB drives and emailing files to himself into a demo for what became Dropbox. Today, the company is one of the world's leading business collaboration platforms with 14 million paying subscribers and 2,300 employees across 12 global offices.

Facebook's current board members are: Mark Zuckerberg; Peggy Alford, Senior Vice President, Core Markets of PayPal Holdings, Inc; Marc L. Andreessen, Andreessen Horowitz; Kenneth I. Chenault, Chairman and Managing Director, General Catalyst; Drew Houston, Co-Founder and CEO, Dropbox; Sheryl K. Sandberg, Chief Operating Officer, Facebook; Peter A. Thiel, Founders Fund; and Jeffrey D. Zients, CEO, the Cranemere Group.

About Facebook
Founded in 2004, Facebook's mission is to give people the power to build community and bring the world closer together. People use Facebook's apps and technologies to connect with friends and family, find communities and grow businesses.

Contacts

Investors:
Deborah Crawford
investor@fb.com / investor.fb.com

Press:
Ryan Moore
press@fb.com / newsroom.fb.com